                                                                    EXHIBIT 12.1

EARNINGS TO
  FIXED CHARGES

Pretax income
  (after reorg.
  costs)            1,017,192     735,820  (15,795,085)  (9,150,034)  (5,707,026)  2,806,530   19,572,089   (20,825,652)  12,782,258
Interest expense      836,402   1,410,028    7,733,931   11,981,460   12,757,863   6,733,250    6,276,250    27,876,489   13,066,081
Rent Expense
  - Interest           29,091      65,941      278,713      879,125    1,130,127      51,670       72,920     1,130,000       73,000
Amortization
  Charges                         207,722      544,625      397,125      398,799     216,016       99,700           +            +
                    ---------   ---------   ----------   ----------   ----------   ---------   ----------   -----------   ----------
Earnings            1,882,685   2,419,511   (7,237,816)   4,107,676    8,579,763   9,807,466   26,020,959     8,180,837   25,921,339
                    =========   =========   ==========   ==========   ==========   =========   ==========   ===========   ==========
Interest expense
  + Amort
  Charges             865,493   1,683,691    8,557,269   13,257,710   14,286,789   7,000,936    6,448,870    29,006,489   13,139,081
                    ---------   ---------   ----------   ----------   ----------   ---------   ----------   -----------   ----------
Earnings to
  fixed charges          2.18        1.44        (0.85)        0.31         0.60       1.40          4.03          0.28         1.97
                    =========   =========   ==========   ==========   ==========   =========   ==========   ===========   ==========


+  Amortization was added into the "interest expense."